EXHIBIT F-1

                                   October 24, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

     I am counsel to the service company subsidiary of Cinergy Corp. ("Cinergy"), and am furnishing this opinion as an exhibit to the Application on Form U-1 (the
"Application") being filed with you concurrently herewith by PSI Energy, Inc. ("PSI").

     In the Application, PSI requests authorization to undertake a pilot program, spanning approximately 13 months, with a nonaffiliate Indiana consumer electronics and household appliances vendor, Gregg Appliances Inc., d.b.a. h.h. Gregg ("Gregg"), pursuant to which PSI proposes to sell at retail to its Indiana customers, as agent for Gregg, various items of Gregg inventory to be displayed on a revolving basis at certain local commercial offices of PSI. In connection with the proposed pilot program, PSI may also offer extended service warranties to purchasers and related third-party acquisition financing, all as more particularly described in the Application.

     In connection with this opinion, I have reviewed or caused to be reviewed the Application, that certain
Memorandum of Understanding, dated September 26, 1995, between PSI and Gregg, and such other documents and records as I deemed necessary or appropriate in order to give this opinion. The transactions proposed in the Application are subject to receipt of an appropriate order or orders of the Commission under the Public Utility Holding Company Act of
1935.

     Subject to the foregoing, I am of the opinion that in the event the proposed transactions are consummated in accordance with the Application including any amendment that may be filed thereto:

     (a) All state laws applicable to PSI's participation in the transactions proposed in the Application will have been complied with.

     (b) The consummation by PSI of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by PSI or any associate company thereof.

     I am a member of the Indiana Bar and express no opinion as to the laws of any jurisdiction other than those of the State of Indiana. I hereby consent to the filing of this opinion as an exhibit to the Application.

                              Very truly yours,

                              /s/ Frank T. Lewis